    EXHIBIT 99.1

NEWS COPY
                                                                                                INFORMATION CONTACT:
Dee Johnson
(314) 719-1869
FOR IMMEDIATE RELEASE

VIASYSTEMS ANNOUNCES TEMPORARY PRODUCTION CESSATION AT ITS ZHONGSHAN FACTORY

ST. LOUIS, June 7, 2010 – Viasystems Group, Inc. (NASDAQ: VIAS) announced today that on Sunday June 6, its Zhongshan PRC factory suffered a fire incident in an electrical distribution hub, causing a cessation of production activities for a period yet to be determined.  No personnel were harmed and no production equipment was lost in the incident.

Viasystems’ Zhongshan factory is one of its seven PRC factories, and one of ten global factories operated by the company.  Viasystems is working with local government, fire and safety officials and electrical power officials to investigate the incident and to re-establish power supply to its operations as soon as practicable.  Viasystems is unable to estimate any potential costs of the incident at this time, but believes the company has adequate insurance coverage in place.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 13,000 employees around the world serve more than 800 customers in the automotive, industrial and instrumentation, telecom, computer/datacom and military/aerospace markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.

Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the Company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); developments beyond the Company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments, and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the annual report on form 10-K filed by Viasystems with the SEC on February 25, 2010 and in Viasystems' other filings made from time to time with the SEC and available at the SEC's website, www.sec.gov.